 <SUBMISSION-INFORMATION-FILE> <TYPE> 5 <DOCUMENT-COUNT> 4 <SROS> NONE <FILER> <CIK> 0001081751 <CCC> #MD7FUEK </FILER> <PERIOD> 02/28/2001 <DOCUMENT> <TYPE> 4 <TEXT> U.S. SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 FORM 4 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or

Section 30(f) of the Investment Company Act of 1940 [_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). ________________________________________________________________________________ 1. Name and Address of Reporting Person* Poling David -------------------------------------------------------------------------------- (Last) (First) (Middle) 3616 San Rio Place NW -------------------------------------------------------------------------------- (Street) Albuquerque New Mexico 87107 -------------------------------------------------------------------------------- (City) (State) (Zip) ________________________________________________________________________________ 2. Issuer Name and Ticker or Trading Symbol Americana Publishing, Inc. APBH ________________________________________________________________________________ 3. IRS Identification Number of Reporting Person, if an Entity (Voluntary) ###-##-#### ________________________________________________________________________________ 4. Statement for Month/Year February 28, 2001 ________________________________________________________________________________ 5. If Amendment, Date of Original (Month/Year) ________________________________________________________________________________ 6. Relationship of Reporting Person to Issuer (Check all applicable) [X] Director [_] 10% Owner [X] Officer (give title below) [_] Other (specify below) Vice President ________________________________________________________________________________ 7. Individual or Joint/Group Filing (Check applicable line) [X] Form filed by one Reporting Person [_] Form filed by more than one Reporting Person ________________________________________________________________________________ ================================================================================ Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned ================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          2/20/01         P             100,000       A      1.00     655,000      D
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        * If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Response) (Over) FORM 4 (continued) Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities) ================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses: /s/ David Poling March 12, 2001 --------------------------------------------- ----------------------- **Signature of Reporting Person Date

        ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a). Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure. Page 2